UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2010

 PROVIDENT COMMUNITY BANCSHARES, INC.
(Exact name of Company as specified in its charter)

Delaware	1-5735	57-1001177
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2700 Celanese Road, Rock Hill, South Carolina	29732
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code:   (803) 325-9400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02          Results of Operations and Financial Condition.

          On July 23, 2010, Provident Community Bancshares, Inc. (the “Company”) issued a news release announcing its results of operations and financial condition for the quarter ended June 30, 2010.  A copy of the news release is included as Exhibit 99.1 to this report.

Item 8.01          Other Events.

          On July 23, 2010, announced that the Company has elected to defer regularly scheduled quarterly interest payments on its outstanding junior subordinated debentures relating to its two trust preferred securities, which will defer dividend payments to those security holders, and will also be suspending regular quarterly cash dividend payments on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“the “TARP Preferred Stock”), issued to the U.S. Department of the Treasury under its TARP Capital Purchase Program. The Company intends to reevaluate the deferral of these payments periodically and, in consultation with its regulators, will consider reinstating these payments when appropriate.

          Under the terms of the junior subordinated debentures and trust documents, the Company is allowed to defer payments of interest for 20 quarterly periods without default, but such amounts will continue to accrue. Also during the deferral period, the Company generally may not pay cash dividends on or purchase its common stock or preferred stock, including the TARP Preferred Stock. Under the terms of the TARP Preferred Stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9%. Dividend payments on the TARP Preferred Stock may be deferred without default, but the dividend is cumulative and, if the Company fails to pay dividends for six quarters, the holder will have the right to appoint representatives to the Company’s board of directors.

Item 9.01.          Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description

	99.1	Press release dated July 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDENT COMMUNITY BANCSHARES, INC.
(Company)

Dated:	July 23, 2010	By:	/s/ Dwight V. Neese
Dwight V. Neese
President and Chief Executive Officer